Exhibit 99.2

First Quarter 2004 Results - Supplemental Information

A)	Oilfield Services

Q1)	What was Oilfield Services after-tax Return on Sales (ROS) for the quarter?

Oilfield Services after-tax ROS in the first quarter 2004 was 13.8% versus 14.2% in the fourth quarter 2003. The deterioration in ROS was principally due to a negative currency effect in ECA, lower margins in Nigeria, the Norwegian sector of the North Sea and in South East Asia, and lower activity in Venezuela.

Q2)	What are the current and future levels of activity in Venezuela?

Sequentially, activity levels in Venezuela decreased substantially mainly due to operational efficiency issues at PDVSA and ongoing pressure on the Independent Oil Companies to reduce their level of activity. Additionally the company is facing ongoing contractual issues.

B)	WesternGeco

Q3)	What were the multiclient surveys capitalized in the first quarter?

WesternGeco did not acquire any new multiclient surveys in the first quarter 2004 and does not expect to acquire any new surveys in 2004 unless significantly pre-funded.

However, Schlumberger capitalized $12 million related to processing of surveys previously acquired.

Q4)	What were multiclient sales in the quarter and what was the cost of sales?

Multiclient sales in the quarter were $135 million. The corresponding cost of sales was $55 million. About 50% of the surveys sold had no NBV.

C)	Other

Q5)	Which businesses were reported in the “Other” segment in the first quarter?

The main businesses that are reported under “Other” are Axalto, Electricity Meters North America, Payphones, Business Continuity, and Telecom Messaging Software.

Schlumberger already announced the expected IPO of Axalto and the sale of Business Continuity. The closing of the sale of Electricity Meters is expected to be completed in the second quarter depending upon the successful completion of the Hart-Scott-Rodino review process.

The remaining Telecom Messaging Software and Payphones activities are under active sale negotiations.

Q6)	What is the expected market value of Axalto and the timing of the IPO?

The valuation of Axalto and the timing of the IPO are subject to market conditions. The company expects to proceed with an offer of a majority of the shares of Axalto.

D)	Schlumberger Limited

Q7)	What was the first quarter Effective Tax Rate (ETR) and what is the ETR guidance for the next quarters?

The first quarter ETR from continuing operations before charges was 24%. We expect the full year 2004 ETR from continuing operations, before charges, to be in the mid twenties range. The ETR is particularly sensitive to the geographic business mix in WesternGeco.

Q8)	Why did Nebt Debt† decrease during the quarter?

Net debt of $2.96 billion at March 31, 2004, decreased $1.22 billion in the quarter, after the quarterly dividend payment of $110 million, due to cash flow from continuing operations, $1.2 billion from the sale of the SchlumbergerSema activity and the subsequent sale of Atos Origin shares, and $141 million from the sale of the Infodata and Telecom Billing Software activities, partially offset by $76 million related to the extinguishment of some European debt.

†	(Net debt is gross debt less cash, short term investments as well as fixed income investments held to maturity.)

Q9)	What is the Net Debt objective for the company?

The company believes that strong credit metrics are an integral component of its business model, due to the cyclical nature of its activities. Management expects to reach a net debt level of $2 billion by year end.

Q10)	Interest income and interest expense changes?

Interest income of $14 million increased $0.4 million sequentially. Average return of 1.8% decreased by 0.3% sequentially. Average investment balance of $3.1 billion was up $630 million sequentially due mainly to liquidity generated by operations and divestiture proceeds.

Including the $73 million pretax charge related to the interest rate swap, interest expense of $143 million increased $70 million sequentially. Excluding the charge, interest expense decreased $4 million sequentially. Average borrowing rates of 4.0% increased from 3.9% last quarter. Average debt balance of $6.9 billion decreased $429 million sequentially.

Schlumberger expects the net interest expense for the full year to be in the range of $160-170 million.

2/4

Q11)	What is the difference between OFS pretax income and the sum of the business Areas?

The difference of $6.6 million in the quarter came from Oilfield Services headquarters projects and costs plus Oilfield Services consolidation eliminations.

Q12)	What is the difference between Schlumberger pretax income before charges and the pretax income of the three business segments?

The $57.5 million pretax eliminations during the quarter included items such as corporate headquarters expenses, interest on post-retirement benefits, amortization of identifiable intangibles, currency exchange losses and gains and employee stock purchase and stock option costs.

Q13)	What is the status of the previously announced restructuring program?

Schlumberger started a restructuring exercise to lower the annual run rate of overhead by $35 million from 2005 onwards. Consequently, we recorded a $14 million after-tax charge during the quarter.

Q14)	How does Schlumberger compute basic and fully diluted EPS?

Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by first adding back to net income the interest expense on the convertible bonds and then dividing this adjusted net income by the weighted average number of common shares outstanding assuming dilution, the calculation of which includes the shares from the conversion of convertible bonds and assumes that all stock options which are in the money are exercised at the beginning of the period and the proceeds used, by Schlumberger, to purchase shares at the average market price for the period.

The shares from the potential conversion of the convertible bonds amount to 19 million shares and the interest expense on the convertible bonds was $7.2 million in the first quarter.

Q15)	What is the current position on funding the company pension plans?

The material defined benefit plans include plans in the USA and the United Kingdom. Each of these plans is under-funded on an actuarial basis as a result of lower interest rates and poor financial market performance. The company will increase its funding of the plans over the next few years unless there is a meaningful recovery in the markets and/or interest rates rise.

In accordance with FASB #87, the company has recorded a cumulative increase in the pension liability of $317 million pretax at March 31, 2004, compared to $428 million at December 31, 2003. Excluding the effect of the SchlumbergerSema divestiture in the quarter, there was virtually no change in the cumulative pension liability. The offset has been recorded in Other Comprehensive Income. The minimum liability represents the difference between the Accumulated Benefit Obligation (present value of benefits earned to date) and the plan assets plus the balance sheet accrual at March 31, 2004.

3/4

Q16)	What was the Schlumberger annualized ROCE† run-rate for the quarter?

Annualized ROCE in the first quarter 2004 was 13.3% compared to 12.0% in the fourth quarter 2003. The increase in the quarter reflected a significantly lower capital employed after $1.2 billion reduction in net debt.

†	ROCE is computed as [Net Income from continuing operations excluding charges + Minority Interest + Interest Expense–Interest Income–Tax benefit on interest expense] divided by [Shareholders’ Equity + Net Debt + Minority Interest].

# # #

This question and answer document, the first quarter 2004 earnings release and other statements we make contain forward looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook, economic recovery, expected capex and depreciation and amortization charges, the acquisition of new multi-client surveys, the funding of pension plans and related pension expense, the likelihood and timing of and the benefits to be derived from divestitures, the likelihood and timing of the Axalto IPO, conditions in the oilfield service business, including activity levels during 2004 and higher E&P investment, the introduction of new technologies and services, oil and natural gas production, benefits from contract awards, our ability to achieve our debt reduction goals, future results of operations, interest expense, reductions in overhead expense, pricing, future effective tax rates, the gain on the sale of SchlumbergerSema and the timing of and proceeds from the sale of Atos Origin shares. These statements involve risks and uncertainties, including, but not limited to, the extent and timing of a rebound in the global economy; changes in exploration and production spending by major oil companies; recovery of activity levels, improved pricing and realization of cost reduction and cost savings targets associated with the seismic business; market acceptance of Q seismic and other technologies; general economic and business conditions in key regions of the world, including Venezuela; political and economic uncertainty in Venezuela and Nigeria and further socio-political unrest in the Persian Gulf and/or Asia; our ability to complete and benefits to be derived from other divestitures; our ability to achieve growth objectives in IT solutions to upstream E&P business; a rebound in the IT environment and an increase in IT spending; the extent and timing of a recovery in the telecommunications industry; our ability to meet our identified liquidity projections, including the generation of sufficient cash flow from oilfield operating results and the successful completion of certain business divestitures; potential contributions to pension plans; and other factors detailed in our first quarter 2004 earnings release, our most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

4/4